Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made on this 5th day of January 2009 by and among HealthPort Technologies, LLC., a Georgia limited liability company (the “Company”) and William Matits (“Executive”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment. The Company will employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the date hereof and ending as provided in Section 6 (the “Employment Period”).

Section 2. Positions and Duties. During the Employment Period, Executive will serve as the Senior Vice President of Sales of Smart Holdings Corp., the Company and its related Subsidiaries, provided that Executive will not be obligated to become or remain an officer of any company (i) whose organization documents do not provide indemnification provisions reasonably satisfactory to Executive and (ii) which is not covered by the directors’ and officers’ liability policy referred to in Section 11(b) hereof. Executive shall have such responsibilities, duties and authority as are assigned to him by the Chief Executive Officer of the Company and the Board of Directors of the Company (the “Board”); provided that all such services and functions are consistent with the defined parameters of the position of Senior Vice President of Sales and within Executive’s area of expertise. Without limiting the foregoing, Executive will render such managerial, analytical, administrative, marketing, creative and other appropriate expertise in connection with the management and affairs of Holdings, the Company and their Subsidiaries, consistent with the direction of Chief Executive Officer of the Company and the Board. Executive agrees to devote substantially all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Holdings, the Company and their Subsidiaries. Executive will report directly to the Chief Executive Officer of the Company, Michael Labedz.

Section 3. Location. Executive’s duties hereunder will be performed in his home state of New Jersey, subject to customary travel obligations associated with the performance of his job. The Company at its own expense, shall provide Executive with appropriate office space in greater Morris County New Jersey area. Executive shall have reasonable input into selection of office space and the furnishing of same. The company shall also provide all equipment, supplies and other items reasonably required for the performance of Executive’s duties under this Agreement.

Section 4. Salary and Benefits.

(a) Salary. During the Employment Period, the Company will pay Executive a base salary in the amount of $200,000 per year (as in effect from time to time, the “Base Salary”) as compensation for services rendered. The Base Salary will be payable in regular installments in accordance with the general payroll practices of the Company and its Subsidiaries, but in no event less frequently than monthly. Executive’s Base Salary will be reviewed on at least an annual basis, beginning on the one year anniversary of the date of this Agreement (such anniversary date, each anniversary date thereafter, and any additional review dates as described in the proviso hereto, a “Date of Determination”): provided that additional reviews shall be conducted as soon as practical following the receipt of three full months of financial statements of the Company subsequent to any add on acquisition to the Company or any of its Subsidiaries. Such reviews will be conducted by the Chief Executive Officer of the Company and Executive shall be entitled to a written determination immediately thereafter as to any change in his compensation and the specific reasoning for or against any change. A primary purpose of the aforementioned writing is to provide Executive with an updated status report on his performance and the Company’s satisfaction/dissatisfaction with Executives handling of those responsibilities delegated to him.

(b) Benefits. Executive shall be entitled to all of the same perquisites and benefits as are made available to other senior executive employees of the Company, as well as such other perquisites or benefits as may be specified from time to time by the Board. During the Employment Period, the Company will provide Executive with family health insurance coverage and dental insurance coverage, life insurance coverage, long-term disability insurance coverage and Directors’ and Officers’ liability insurance under such plans as the Board may establish or maintain from time to time for senior executive officers of the Company and its Subsidiaries (collectively, the “Benefits”).

(c) Vacation. Executive will be entitled to four weeks of paid vacation each year.

(d) Reimbursement of Expenses. During the Employment Period, the Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the course of performing Executive’s duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(e) Automobile Allowance. During the Employment Period, the Company will lease for Executive, or reimburse Executive for the reasonable costs of leasing, an automobile of Executive’s choice; provided that in no event will the Company’s obligations under this Section 4(e) exceed $500 per month.

(f) Professional Education. Executive’s attendance at professional seminars will be decided on an ad hoc basis by the Board and Executive. If attendance is deemed appropriate, the Company shall pay for the reasonable cost of the Executive’s attendance at same.

Section 5. Commission. In addition to Executive’s receipt of his Base Salary and benefits as referenced above, for each month during the Employment Period, Executive will be entitled to commission payments based on Executive’s current Commission Plan. At the current time, Executive’s current commission rate is 6.5% of second month sales of reoccurring revenue (hereinafter referred to as “Second Month Sales”), attributed to all individuals in Executive’s sales organization, payable within thirty (30) days of the last day of the month in which Second Month Sales are realized by the Company. Second Month Sales are defined as the first full month of revenue from a new site. As an example, if a site started at any time during the month of October, any revenue from the site during November constitutes Second Month Sales.

If the sales dollar volume based on Fourth Month Sales exceeds the sales dollar volume based on actual Second Month Sales, Executive will earn as additional commission of 6.5% of the increase. “Fourth Month Sales” are defined as the average revenue of months two, three and four from a new site.

If Fourth Month Sales are less than the sales dollar volume based on actual Second Month Sales. 6.5% of the decrease between the Second and Fourth Month sales dollar volume will be deducted from future commission earnings. Commissions based upon Fourth Month Sales (if any) shall be payable to Executive within thirty (30) days of the last day of the month in which such corresponding Fourth Month Sales are realized by the Company.

In addition to the foregoing, for each month during the Employment Term, Executive shall be eligible for a separate commission payment if any individual in Executive’s sales group (or Executive himself) generate at least $1,000.00 of “Non-Reoccurring Revenue” based upon the following formula:

x .101 = Commission
12

This commission payment shall be payable to Executive within thirty (30) days of the last day of the month in which such revenue is realized by the Company. If, during the Employment Term, the Company realizes an amount equal to the Budget Amount for a particular fiscal quarter. Executive shall also be entitled to a bonus for that quarter of $5,000.00, payable within thirty (30) days after the last day of that quarter; and

If, during the Employment Term, the Company realizes an amount equal to the Quota Amount for a particular fiscal quarter. Executive shall also be eligible for a separate bonus for that quarter of $5,000.00, payable within thirty (30) days after the last day of that quarter.

Section 6. Termination of Employment. The Employment Period will commence on the date hereof and will continue until the fifth (5th) year anniversary of the date hereof (the “Original Term”), unless sooner terminated as permitted in this agreement. The Employment Period shall be renewable for successive one-year terms thereafter at the discretion of the Company (each, as applicable, a “Renewal Term”). In the event the Company chooses not to renew this Agreement at the conclusion of the Original Term (expiration of the five year term referenced above), the Company shall give Executive ninety (90) days advance written notice of such intent before the anniversary date of the Agreement. Failing such notice, this Agreement shall automatically renew for an additional one-year period and shall thereafter automatically renew annually on the anniversary date of this Agreement subject to the Company’s right to provide ninety (90) days advance written notice of its intention not to renew the Employment Period. The termination provisions are as follows:

(a) By the Company, For Cause (as that term is defined below), upon written notice to Executive.

(b) Upon the death of Executive.

(c) By Executive, up to 30 days after written notice to the Company of resignation by Executive (which time period will be in the sole discretion of the Company but not to exceed 30 days from the date of notice from Executive).

(d) If Executive fails to perform his duties under this Agreement on account of total Disability (as hereinafter defined), the Company may give notice to Executive to terminate this Agreement on a date not less than ninety 90 days thereafter (“Notice Period”), and, if Executive has not resumed full performance of Executive’s duties under this Agreement within such Notice Period (which may be extended by Executive’s unused vacation days), then Executive’s employment under this Agreement will terminate on the date provided in the notice with the expectation that Executive’s salary continuation plan in effect (disability policy) will immediately thereafter begin payment of benefits under the policy to Executive. As used in this Agreement, the term “Total Disability” will mean the inability of Executive to perform Executive’s duties under this Agreement by reason of a physical or mental disability that, after the expiration of more than 26 weeks after its commencement, is determined to be total and permanent by a physician jointly selected by the Company (or its insurers) and Executive or his legal representatives (such agreement to acceptability not be withheld unreasonably).

(e) By Executive, in the event the Company is in breach of any of its obligations hereunder and such breach is not cured within 30 days of written notice thereof from Executive. A breach of the Company’s obligations under this Agreement includes, without limitation, (i) a material change in Executive’s reporting structure, responsibilities or obligations under this Agreement without Executive’s prior written consent; or (ii) Executive’s Base Salary, Commission, Bonus, or Benefit Plans as in effect as of the date hereof or as the same may be increased by the Board from time to time thereafter, is reduced, unless such reduction is agreed to by Executive in writing; or (iii) the Company requires Executive to relocate to a place that is not in the greater Morris County, NJ area.

(f) By the Company, other than as described in clause (a), (b) or (d) above, including in connection with a Sale of the Company.

For purposes of this Agreement, “For Cause” will mean Executive’s (i) conviction of, or plea of guilty or no contest with respect to, either (A) a felony or (B) any crime that causes Holdings, the Company and its Subsidiaries, taken as a whole, a substantial and material financial detriment; (ii) commission of a criminal act involving fraud or embezzlement with respect to Holdings, the Company or any of its Subsidiaries; (iii) substantial and repeated refusal (except where due to illness, Disability or incapacity) to perform Executive’s day to day responsibilities hereunder, which actions are not cured within 90 days after written notice thereof to Executive from the Company which notice will specifically set forth the nature of such actions and the specific actions required of the Executive to correct the same(which requirements shall not be unreasonable: (iv) commission of any willful or intentional bad act of Executive that has the intended effect of injuring the reputation or business of Holdings or its Affiliates in any material respect; or (v) continued or repeated absence from the Company, unless such absence is (A) in compliance with Company policy or approved or excused by the Board or (B) is the result of Executive’s illness. Disability or incapacity; provided, however, that the Company’s failure to achieve certain results will not be deemed to constitute “For Cause” so long as Executive uses Executive’s reasonable best efforts to perform his duties under this Agreement.

In the event the Employment Period terminates by reason of Executive’s resignation under Section 6(c), death 6(b) or Disability 6(d) or the Company terminates the Employment Period For Cause 6(a), Executive, or his estate will be entitled to receive his Salary and any fringe benefits (except welfare benefits which Executive elects to continue at his sole expense in accordance with any welfare plans), as well as payment of all commission and bonus monies due Executive for sales completed through the date of termination. In the event the Employment Period is terminated by the Company pursuant to Section 6(f) or by Executive pursuant to Section 6(e), or in the event the Company elects not to renew this Agreement pursuant to the first paragraph of this Section 6, then so long as Executive continues to comply with Sections 8 and 9, Executive, or his estate will be entitled to receive (i) severance payments in an aggregate amount equal to one year’s Salary based on the Salary in effect at the time the Employment Period is terminated and (ii) Benefits at the same level as they are provided from time to time to the Company’s senior management employees, for a period equal to one year from the date of such termination as well as payment of all commission and bonus monies due Executive for sales completed through the date of termination. Any such severance payments paid to Executive by the Company will be paid over twelve months according to the company’s normal payroll processing commencing from the Termination Date; provided that Executive, or his Estate will be required to sign a release, in the form as set forth in Exhibit A attached hereto, as a condition to receiving such payments and Benefits. In the event that Executive’s employment is terminated because of his Total Disability, upon commencement of Executive’s Salary Continuation Plan (then current disability policy), the Company’s obligation to continue to provide Executive with his Base Salary and unused fringe benefits shall end.

Notwithstanding anything to the contrary contained herein, if at the time of Executive’s termination of employment pursuant to either Section 6(f) or 6(e), the Company is “readily tradeable” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Executive is a Specified Employee as of such date, if the sum of the installments to be received by Executive for the six (6) month period immediately following the Termination Date exceed the Safe Harbor Amount as defined by the federal tax code at the time, then the amount in excess of the Safe Harbor Amount shall be paid to Executive with the first installment payable immediately following the end of such six (6) month period, and any amounts deferred as a result of the application of this paragraph shall accrue interest at the prime rate and shall be paid with the first installment payable immediately following the end of the six month period.

Section 7. Resignation as Officer or Director. Upon the termination of the Employment Period, Executive will be deemed to have resigned from each position (if any) that Executive then holds as an officer or director of Holdings or any of its Subsidiaries (including his membership on the Board and the board of directors of any Subsidiary of Holdings), and Executive will take any reasonable action that Holdings or any of its Subsidiaries may request in order to confirm or evidence such resignation.

Section 8. Confidential Information. Executive acknowledges that the information, documentation and data that have been or may be obtained by Executive during Executive’s employment relationship with, or through Executive’s involvement as a member or stockholder of, Holdings or any Subsidiary or predecessor thereof (each of Holdings, any Subsidiary or Affiliate or any such affiliate predecessor being a “Related Company”), prior to and after the date of this Agreement concerning the business or affairs of the Related Companies (collectively, “Confidential Information”) are and will be the property of the Related Companies. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for the account of Executive or any other person any Confidential Information without the prior written consent of Holdings (by the action of the Board), unless and to the extent that such Confidential Information has become generally known to and available for use by the public other than as a result of Executive’s improper acts or omissions to act, or is required to be disclosed by law. Executive will deliver or cause to be delivered to the Company at the termination of Executive’s employment with the Company or its Subsidiary, or at any other time Holdings or any of its Subsidiaries may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to Confidential Information or the business of any Related Company which Executive may then possess or have under Executive’s control. Notwithstanding the foregoing, the provisions of this Section will not apply to information required to be disclosed by Executive in the ordinary course of his duties hereunder.

Section 9. Non-Compete, Non-Solicitation.

(a) Non-Compete. Executive acknowledges that during Executive’s employment relationship with, or through Executive’s involvement as a member or stockholder of any Related Company, Executive has and will become familiar with trade secrets and other Confidential Information concerning such Related Companies, and with investment opportunities relating to their respective businesses, and that Executive’s services have been and will be of special, unique and extraordinary value to the foregoing entities. Therefore, so long as the Company honors all of its financial obligations to Executive under the terms of this Agreement, Executive agrees that, during the Employment Period and for a period of one year thereafter (the “Noncompete Period”). Executive will not directly or indirectly own, manage, control, participate in, consult with, render services for. or in any other manner engage in any business, or as an investor in or lender to any business (in each case including on Executive’s own behalf or on behalf of another Person) which constitutes or is competitive with all or part of the business of Holdings or its Subsidiaries (as and where the same is conducted or proposed to be conducted by the Related Companies during the Employment Period, or as of the end of the Employment Period if the Employment Period has then ended). Nothing in this Section 9 will prohibit Executive from being a passive owner of less than 5% of the outstanding stock of a corporation of any class which is publicly traded, so long as Executive has no direct or indirect participation in the business of such corporation. Executive acknowledges that Executive has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 9(a).

(b) Non-Solicitation. During the Noncompete Period, so long as the Company honors all of its financial obligations to Executive under the terms of this Agreement, Executive will not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of any Related Company to leave the employ or contracting relationship with such entity, or in any way interfere with the relationship between any such entity and any employee or full-time independent contractor thereof, or (ii) induce or attempt to induce any customer, supplier or other business relation of any Related Company to cease doing business with such entity or in any way interfere with the relationship between any such customer, supplier or other business relation and such entity. Executive acknowledges that Executive has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 9(b).

Section 10. Enforcement. The Company and Executive agree that if, at the time of enforcement of Section 8 or Section 9 above, a court, or arbitrator holds that any restriction stated in any such Section of this Agreement is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. Subject to the arbitration requirements set forth below, because Executive’s services are unique and because Executive has access to information of the type described in Section 8 or Section 9, the Company and Executive agree that money damages would be an inadequate remedy for any breach of Section 8 or Section 9. Therefore, in the event of a breach of Section 8 or Section 9, any Related Company may, , apply to any court of competent jurisdiction, or the arbitrator for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 8 or Section 9. The provisions of Section 8, Section 9 and Section 10 arc intended to be for the benefit of the Related Companies and their respective successors and assigns, each of which may enforce such provisions and each of which (other than the Company) is an express third-party beneficiary of such provisions and this Agreement generally, Sections 8, Section 9 and Section 10 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period. Executive acknowledges that Executive has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 10.

Section 11. Arbitration Disputes.

(a) Any dispute or claims of any kind or nature, under this Agreement, between the Executive and the Company and its related entities, as to any aspect of the Executive’s employment or his termination, including for alleged discrimination, harassment, or retaliation in violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Age Discrimination of Employment Act of 1967, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, or any other federal, state or local law, shall be settled by final and binding arbitration under the Federal Arbitration Act; which the parties agree applies to this agreement because the Company is engaged in interstate commerce.

(b) The arbitration shall be governed by the American Arbitration Associations (“AAA”) National Rules for the Resolution of Employment Disputes, or such other AAA Rules as may be applicable, provided that the parties shall not be required to use AAA as an administrator or for its arbitrators.

(c) The arbitrator[s] jointly selected by the Executive and the Company shall be an attorney[s] at law who, at the time of appointment, shall have actively practiced law for a period of at least 15 years and whose practice is principally devoted to the litigation, mediation or arbitration of employment disputes. If the parties cannot select an arbitrator[s] acceptable to both sides, then either side may apply to the court for the limited purpose of having the court select same.

(d) All administrative costs of the arbitration, including the fees of the arbitrators, shall be paid by the Company regardless of the outcome of the arbitration.

(e) Judgment on any award rendered by the arbitrators pursuant to this Section shall be entered by any state or federal court having jurisdiction thereof.

(f) The arbitrator[s] shall (i) apply the substantive law and rules of evidence as would be applied to the claims and defenses in issue by the United State District Court for the District of New Jersey (the “District Court”) and (ii) hear and determine any preliminary issue of law asserted by either party to be dispositive of any claim or defense, in whole or in part, in the manner that the District Court would hear and dispose of a motion to dismiss for failure to state a claim, or for summary judgment, pursuant to such terms and procedures as the arbitrator deems appropriate.

(g) It is agreed that arbitration discovery shall be handled expeditiously and in no way exceed the discovery that would be available with respect to the claims or defenses in issue in the District Court. All disputes regarding discovery shall be resolved promptly by the arbitrator.

(h) It is the intent of the parties that, barring extraordinary circumstances, and except as due process may otherwise require, any arbitration pursuant to this Section shall be concluded within six (6) months of initiation. The arbitrator[s] shall issue his/ their final award no later than thirty (30) days after the date of closing of the hearing.

(i) Except to the extent that it would conflict with any statutory right to be awarded costs or attorneys fees on the specific underlying substantive claim or would otherwise be contrary to public policy, the prevailing party in any arbitration pursuant to this Section, or in any ancillary litigation to enforce this arbitration agreement or to confirm, vacate, or modify any arbitration award, shall be entitled to recover their costs, including reasonable attorneys fees, but excluding the administrative costs of the arbitration that the Company agrees to pay.

Section 12. Representations and Warranties.

(a) Executive. Executive represents and warrants to the Company as follows:

(i) Other Agreements. Executive is not a party to or bound by any employment, noncompete, nonsolicitation, nondisclosure, confidentiality or similar agreement with any other Person which would materially affect Executive’s performance under this Agreement.

(ii) Authorization. This Agreement when executed and delivered will constitute a valid and legally binding obligation of Executive, enforceable against Executive in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

(b) The Company. The Company hereby represents and warrants to Executive as follows:

(i) D&O Insurance. The Company shall maintain directors’ and officers’ liability insurance in an amount of no less than $3,000,000, and that Executive will be covered under such policy while serving in all capacities contemplated herein.

(ii) Authorization. This Agreement when executed and delivered will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

Section 13. Survival of Representations and Warranties. All representations and warranties contained herein will survive the execution and delivery of this Agreement.

Section 14. Certain Definitions. When used herein, the following terms will have the following meanings:

“ABRY” means ABRY Partners V, L.P. and each of its Affiliates.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms

“controlling.” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of New York, the State of Illinois, State of Georgia or the Commonwealth of Massachusetts.

“Holdings” means CT Technologies Holdings, LLC, a Delaware limited liability company.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Safe Harbor Amount” under the federal tax code means two times the lesser of: (i) an amount equal to the limit on compensation set forth in Section 401(a)(17) of the Code for the year in which the termination of employment occurs; or (ii) the Employee’s annual compensation for the taxable year immediately preceding the Employee’s taxable year in which the termination of employment occurs.

“Sale of the Company” means the consummation of any merger or consolidation of Holdings with or into any other Person or any sale of all or substantially all of the ownership interests or assets of Holdings and its Subsidiaries, taken as a whole (other than a transaction following which the holders of the outstanding membership interests of Holdings prior to such transaction together own a majority of the outstanding ownership interests of the surviving or resulting corporation or business entity).

“Specified Employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Company. Executive shall be treated as a key employee if the Executive meets the requirements of Section 416(i)(1)(A)(i), (ii), or (iii) at any time during the twelve (12) month period ending on an “identification date”. If Employee is a “key employee” as of the “identification date” Employee shall be treated as a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following such “identification date”. For purposes of any “Specified Employee” determination hereunder, the “identification date” shall mean the last day of the calendar year.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity. Unless staled to the contrary, as used in this Agreement the term Subsidiary means a Subsidiary of Holdings.

“Termination Date” means the date on which the Employment Period ends, as determined pursuant to the terms of this Agreement.

Section 15. “Key Man” and Life Insurance. Executive agrees to submit to any requested physical examination in connection with Holdings’ or any Subsidiary’s purchase of a “key-man” life insurance policy. Executive agrees to cooperate in connection with the underwriting, purchase and/or retention of a key-man life insurance policy by Holdings or any of its Subsidiaries.

Section 16. 280G Parachute Payments. In the event the Company determines in good faith that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to Executive constitute “parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”), and will be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Executive’s Parachute Payments will be reduced to an amount determined by the Company jointly with Executive to be the maximum amount that may be provided to the Executive without resulting in any portion of such Parachute Payments being subject to such excise tax (the amount of such reduction, the “Cutback Benefits”), except that no such reduction shall be made to the extent that the amounts receivable by Executive net of all such taxes (including, without limitation, any excise taxes) on such amounts before such reductions would be greater than the amounts receivable by the Executive net of all such taxes after such reduction. If applicable, the Executive shall be entitled to (a) select which Parachute Payments shall be reduced hereunder and (b) make the selection set forth under clause (a) of this Section which maximizes the post-tax benefit to the Executive; provided, that the Company shall provide to Executive, at least 30 days prior to any event in which the Company determines pursuant to this Section may trigger a Parachute Payment (any such event a “Trigger Event”), any financial information reasonably necessary for the Executive to make his selection pursuant to clause (a) of this Section and if the Executive fails to so select within 10 days of such Trigger Event, the Company shall select which Parachute Payments will be reduced. Notwithstanding the foregoing, the Company and Executive shall jointly use reasonable efforts to obtain the approval of the Cutback Benefits by the Company’s shareholders in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G, it being understood and agreed that the Company does not guarantee that such approval will be obtained. If, and only if, the Company submits the Cutback Benefits for such approval by the Company’s shareholders and such approval is obtained, the Executive shall be entitled to receive the Cutback Benefits without regard to the first sentence of this paragraph.

Section 17. Miscellaneous.

(a) Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient or an officer of the recipient, or (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (iii) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

Notices to Executive, to:

William Matits

2 Cherokee Court

Montville. NJ 07045

Notices to the Company, to:

HealthPort Technologies, LLC

120 Bluegrass Valley Parkway

Alpharetta. GA 30007

Facsimile: (770 360 1744

Attention: Michael Labedz

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b) Consent to Amendments. No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party. No other course of dealing between the Company. ABRY and Executive or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

(c) Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

(d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(f) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

(g) Governing Law. Issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey. In furtherance of the foregoing, the internal law of the State of New Jersey will control the interpretation and construction of this Agreement (and the schedules hereto), even though under New Jersey’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(h) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. AND WHETHER IN CONTRACT, TORT. EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY ARBITRATION.

(i) Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT (A) IF THE DEFENDANT IS THE COMPANY. IN THE SUPERIOR COURT OF STATE OF NEW JERSEY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY OR (B) IF THE DEFENDANT IS THE EXECUTIVE, IN THE STATE COURT OF NEW JERSEY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY, AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY ANY MEANS SPECIFIED FOR NOTICE PURSUANT TO SECTION 16(a). TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(k) Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements, including the Existing Agreement and other prior employment agreements between the Company or any of its Subsidiaries and the Executive, or representations by or among the parties or their predecessors, written or oral, which may have related to the subject matter of this Agreement in any way.

(l) Time is of the Essence. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder will fall upon a day that is not a Business Day, the party having such privilege or duly may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

(m) Actions by the Company. Any action, election or determination by the Board or any committee thereof pursuant to or relating to this Agreement will be effective if, and only if, it is taken or made by (or with the prior approval of) a majority of the members of the Board who are not at the time employees of Holdings or any of its Subsidiaries.

(n) Compliance with Section 409A of the Code. This Agreement (i) is intended to comply with, (ii) shall be interpreted and its provisions shall be applied in a manner that is consistent with, and (iii) shall have any ambiguities therein interpreted, to the extent possible, in a manner that complies with Section 409A of the Code.

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

HEALTHPORT TECHNOLOGIES, LLC

By:	/s/ Brian Grazzini
Brian Grazzini
Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

/s/ William Matits
William Matits

EXHIBIT A

MUTUAL GENERAL RELEASE AND COVENANT NOT TO SUE

This MUTUAL GENERAL RELEASE AND COVENANT NOT TO SUE (this “Release”) is made as of              (the “Release Date”) by and between HealthPort Technologies, LLC, (the “Company”) and William Matits (“Executive”).

Section 1. In consideration of (a) severance payments in an aggregate amount equal to one year’s Base Salary based on the Base Salary in effect at the time the Employment Period is terminated (payable in accordance with the Employment Agreement), (b) receipt of all Benefits at the same level as they are provided from time to time to the Company’s senior management employees and as otherwise provided to Executive under the terms of his employment agreement for one year after the termination of Executive’s employment, and (c) payment of all commission and bonus monies due Executive for work performed by Executive or any member of his team earned through date of his termination for a period equal to one year from the date of such termination the Company’s release and other promises herein, the sufficiency of which consideration the parties hereby acknowledge, Executive hereby knowingly and voluntarily releases, discharges, and covenants not to sue the Company, its predecessors, successors, parents, subsidiaries, affiliates, divisions, and Assignees, and their respective current and former employees, officers, directors, shareholders, representatives, benefits plans and benefits plans administrators or agents. ABRY, its Affiliates or any the Related Companies (collectively referred to herein as “Releasees”), collectively, separately, and severally, from and for any and all state, local or federal claims, causes of action, liabilities, and judgments of every type and description whatsoever, known and unknown (including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Americans with Disabilities Act; wrongful discharge; breach of contract; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; intentional or negligent misrepresentation; or any other theory, whether legal or equitable) which he, his heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against the Company and Releasees for any reason whatsoever, except as set forth in Section 4 of this Release. Executive specifically waives the benefit of any statute or rule of law which, if applied to this Release, would otherwise exclude from its binding effect any claims not now known by him to exist.

Section 2. Executive also hereby knowingly and voluntarily releases and discharges the Company and Releasees, collectively, separately and severally, from and for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which Executive, Executive’s heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against the Company or Releasees. Notwithstanding any other provision or section of this Release, Executive does not hereby waive any rights or claims under the ADEA that may arise after the date on which the Release is signed by him.

Section 3. Executive further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Company or Releasees. Executive also waives and releases any and all right to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Company or Releasees.

Section 4. Executive’s release of claims does not apply to any post-termination claim that Executive may have for benefits under the provisions of any employee benefit plan maintained by or on behalf of the Company (including, without limitation, any other equity compensation arrangement), or to any payments to which Executive is or may hereafter be entitled as result of Executive’s termination of employment under the Employment Agreement (or in the event that the Company elects not to renew the Employment Agreement pursuant to the first paragraph of Section 6 of the Employment Agreement) of the Employment Agreement, or to any right or claim that survives termination of Executive’s employment under the terms of the Employment Agreement. Executive’s release of claims shall not apply to any claims Executive might have to indemnification under any applicable New Jersey or statute, or other applicable statute or regulation, or the Company’s by-laws, or otherwise.

Section 5. Executive hereby acknowledges and represents that (a) he has been given a period of at least twenty-one (21) days to consider the terms of this Agreement, (b) the Company has advised or hereby advises him in writing to consult with an attorney prior to executing this Agreement, and (c) he has received valuable and good consideration to which he is otherwise not entitled in exchange for his execution of this Agreement.

Section 6. Executive and the Company hereby acknowledge this Release shall not become effective or enforceable until the eighth (8th) day after it is executed by Executive (“Effective Date”) and that Executive may revoke this Release at any time before the Effective Date. Executive has been informed and understands that any such revocation must be in writing and delivered pursuant to Section 16(a) of the Employment Agreement.

Section 7. Executive agrees that he has not heretofore assigned, transferred or hypothecated nor attempted to assign, transfer or hypothecate any interest he may have in the released claims.

Section 8. In consideration of Executive’s release and other promises herein, the sufficiency of which consideration the parties hereby acknowledge, each of the Company., Smart Holdings Corp., Holdings and ABRY (collectively referred to herein as the “Company Parties”) hereby releases, discharges, and covenants not to sue Executive from and for any and all state, local or federal claims, causes of action, liabilities, and judgments of every type and description whatsoever, known and unknown (including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Americans with Disabilities Act; wrongful discharge; breach of contract; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge or any other theory, whether legal or equitable) which any of the Company Parties may have or claim to have against the Executive for any reason whatsoever. Each of the Company Parties specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by it to exist.

Section 9. Each of the Company Party’s release of claims shall not apply to Executive’s specific restrictive covenant obligations of the Employment Agreement.

Section 10. Each of the Company Parties agrees that it has not assigned, transferred or hypothecated nor attempted to assign, transfer or hypothecate any interest it may have in the released claims. This Release is assignable by the Company to any person or entity which acquires all or substantially all of the business of the Company, whether by merger, sale of assets or otherwise (an “Assignee”).

Section 11. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of New Jersey without regard to choice of law principles.

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IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

HEALTHPORT TECHNOLOGIES, LLC

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

SMART HOLDINGS CORP.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

William Matits